Exhibit 2.2
FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of July 24, 2008, is by and among SunTrust Bank Holding Company (“Seller”) and Guarantee Insurance Group, Inc. (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement dated as of March 4, 2008 (the “Stock Purchase Agreement”), under which Seller proposes to sell and Buyer proposes to buy from Seller fifty thousand (50,000) shares of common stock, $100 par value (the “Common Stock”), of Madison Insurance Company (the “Company”), which represents one hundred percent (100%) of the issued and outstanding capital stock of the Company; and
     WHEREAS, the parties now desire to amend the Stock Purchase Agreement in accordance with the terms set forth below.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Certain Definitions. Terms defined in the Stock Purchase Agreement and not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

2.	Amendments to the Stock Purchase Agreement. Seller and Buyer hereby agree that, effective as of the date hereof, the Stock Purchase Agreement is hereby amended as follows:
2.1	Amendment of Section 6.3(d). Section 6.3(d) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
(d)	by Buyer, by giving written notice to Seller, if the Closing shall not have occurred on or before October 15, 2008 by reason of the failure of any condition precedent contained in Section 6.1 (unless the failure results primarily form a breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement); and
2.2	Amendment of Section 6.3(e). Section 6.3(e) of the Stock Purchase Agreement is hereby deleted and replaced in its entirety with the following:
(e)	by Seller, by giving written notice to Buyer, if the Closing shall not have occurred on or before October 15, 2008 by reason of the failure of any condition precedent contained in Section 6.1(h) or Section 6.2 (unless the failure results primarily form a breach by

Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement).
3.	Acknowledgements. Seller and Buyer hereby expressly agree and acknowledge, effective as of the date hereof, as follows:
3.1	Continuation of Delay Premiums. As of July 10, 2008, the last date on which delay premiums were calculated, pursuant to Section 2.3 of the Stock Purchase Agreement, Buyer has accrued Delay Premium payments in the aggregate amount of [One Hundred Sixteen Thousand One Hundred Twenty Nine Dollars and 03/100’s ($116,129.03)] for each of the full two (2) calendar months of May and June and the partial calendar month of July in connection with the delay of the Closing beyond April 30, 2008. The Delay Premiums shall continue to accrue according to the terms of Section 2.3 of the Stock Purchase Agreement up to the date of the Closing. In the event the Stock Purchase Agreement is terminated by Buyer prior to Closing, Buyer hereby agrees that in addition to any amounts due Seller pursuant to Section 6.3(d), it shall pay to Seller all Delay Premium amounts which have accrued from and after April 30, 2008.

3.2	Treasury Listing Immaterial. The Company is no longer qualified and listed by the United States Department of Treasury as an authorized “T-Listed” company. The Company’s loss of its status as a “T-Listed” company is immaterial to and does not affect any term or condition of the Stock Purchase Agreement, including but not limited to the conditions to Closing set forth in Section 6.1 thereof or the amount of the Purchase Price to be paid to Seller in consideration of the sale of the Common Stock.
4.	Miscellaneous.
4.1	Entire Agreement. This Amendment, the Stock Purchase Agreement and the Exhibits, Schedules and other documents referenced therein, including the Disclosure Schedules to the Stock Purchase Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Except to the extent specifically amended hereby, the provisions of the Stock Purchase Agreement shall remain unmodified and in full force and effect.

4.2	Counterparts/Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Signatures to this Amendment may be delivered via facsimile transmission or by PDF via electronic mail.

4.3	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without reference to any choice of law rules.
[Signatures on the following page.]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date and year first above written.

BUYER:

GUARANTEE INSURANCE GROUP, INC.

By: Name:	/s/ Steven M. Mariano Steven M. Mariano
Title:	President and Chief Executive Officer

SELLER:

SUNTRUST BANK HOLDING COMPANY

By:	/s/ Reymond D. Fortin
Name:	Reymond D. Fortin
Title:	SVP & Assistant Corp. Secretary
[Signature Page to First Amendment to Stock Purchase Agreement]